Exhibit 11
ENTREMED, INC.

COMPUTATION OF EARNINGS PER SHARE

                                            Three Months Ended             Six Months Ended
                                                 June 30,                       June 30,

                                           1997          1996(1)          1997           1996(1)
                                      ------------------------------------------------------------
Weighted average common
and common equivalent shares
outstanding during the period          12,134,490       7,696,696       2,089,347       7,068,703

Effect of common stock issued and
stock options and warrants granted
subsequent to April 12,1995
computed in accordance with the
treasury stock method as required
by the SEC (2)                                             --                             425,663
                                     ------------    ------------    ------------    ------------
Total common and common
equivalent shares
                                       12,134,490       7,696,696      12,089,347       7,494,366
                                     ============    ============    ============    ============

Net loss                             $ (1,180,493)   $   (464,938)   $ (2,604,000)   $ (2,140,345)
                                     ============    ============    ============    ============

Net loss per share                   $      (0.10)   $      (0.06)   $      (0.22)   $      (0.29)
                                     ============    ============    ============    ============




(1) All share information has been adjusted to reflect a two-for-three reverse stock split.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common and Preferred Stock issued and stock options and warrants grants at prices below the initial public offering price of $15.00 per share during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented using the treasury stock method.